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                                  EXHIBIT 11

                Earnings Per Common and Common Equivalent Share
 Adjusted net earnings and adjusted number of common shares used in the computation of net earnings per common share were determined as follows :


                              Three Months Ended          Nine Months Ended
                                August 1, 1997              August 1, 1997
                                             Full                     Full
 Adjusted Net Earnings       Primary     Dilution (1)   Primary   Dilution (1)
 Net earnings               $1,976,481   $1,976,481      $20,904      $20,904
 Add : reduction in interest
      expense, net of
      income taxes               --            --           --           --

 Adjusted net earnings      $1,976,481   $1,976,481      $20,904      $20,904
 Adjusted Number of
      Common Shares
 Weighted Average Common
      Shares Outstanding     8,325,070    8,325,070    8,134,421    8,134,421
 Incremental shares for
      assumed exercise of
      outstanding stock
      options and warrants       9,371       51,263        3,582       48,253
 Adjusted number of common
      shares                 8,334,441    8,376,333    8,138,003    8,182,674

 Net earnings per common
      share                      $0.24        $0.24        $0.00        $0.00



 NOTE (1) :
 These calculations are submitted in accordance with Regulation S-K
 Item 601(b)(11) although the calculations are not required pursuant to Paragraph 40 of APB Opinon No. 15 because the effects are less than 3%.

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